Monte Rosa Therapeutics Announces Strategic Collaboration with Roche to Discover Novel Molecular Glue Degraders Targeting Cancer and Neurological Diseases

Collaboration combines Monte Rosa Therapeutics’ highly differentiated QuEENTM discovery engine with Roche’s strong expertise in delivering transformative therapies to patients

Monte Rosa to receive an upfront payment of $50 million and potential future payments exceeding $2 billion

BOSTON, Mass., October 17, 2023 – Monte Rosa Therapeutics, Inc. (Nasdaq: GLUE), a clinical-stage biotechnology company developing novel molecular glue degrader (MGD)-based medicines, today announced it has entered into a strategic collaboration and licensing agreement with global healthcare leader Roche to discover and develop MGDs against targets in cancer and neurological diseases previously considered impossible to drug.

“We are excited to partner with Roche, a leading healthcare and one of the world’s top oncology companies. Our QuEEN™ discovery engine, a highly validated and industry-leading molecular glue degrader platform, has been the cornerstone for Monte Rosa’s success, driving the discovery and development of our exquisitely selective MGDs successfully into the clinic. This collaboration will enable and accelerate expansion of our platform into neuroscience and additional areas of oncology. We believe our decision to partner with Roche, a company that shares our vision and drive, will amplify our collective strengths and capabilities to accelerate the development of transformative treatments for patients across several indications,” said Markus Warmuth, M.D., CEO of Monte Rosa Therapeutics.

James Sabry, M.D., Ph.D., Global Head of Pharma Partnering at Roche, added: "We believe that molecular glue degraders are a powerful new class of small molecules that target disease-related proteins that traditional approaches have been unable to address. Together with Monte Rosa, we look forward to tackling high-value targets in both oncology and neuroscience with the goal of unlocking new therapeutic possibilities."

Under the terms of the agreement, Monte Rosa Therapeutics will receive an upfront payment of $50 million, and is eligible to receive future preclinical, clinical, commercial and sales milestone payments that could exceed $2 billion, as well as tiered royalties. The parties also agreed on a mechanism to expand the collaboration on multiple targets within the first two years. In that case, additional payments for nomination, preclinical, clinical, commercial and sales milestones are due, as well as tiered royalties on the resulting products. Monte Rosa Therapeutics will lead discovery and preclinical activities against multiple select cancer and neurological disease targets to a defined point. Roche gains the right to exclusively pursue further preclinical and clinical development of the compounds. Monte Rosa retains full ownership of its pipeline programs.

About Monte Rosa

Monte Rosa Therapeutics is a clinical-stage biotechnology company developing highly selective molecular glue degrader (MGD) medicines for patients living with serious diseases in the areas of oncology,

autoimmune and inflammatory diseases, and more. MGDs are small molecule protein degraders that have the potential to treat many diseases that other modalities, including other degraders, cannot. Monta Rosa’s QuEEN™ (Quantitative and Engineered Elimination of Neosubstrates) discovery engine combines AI-guided chemistry, diverse chemical libraries, structural biology and proteomics to identify degradable protein targets and rationally design MGDs with unprecedented selectivity. The QuEEN discovery engine enables access to a wide-ranging and differentiated target space of well-validated biology across multiple therapeutic areas. Monte Rosa has developed the industry’s leading pipeline of MGDs, which spans oncology, autoimmune and inflammatory disease and beyond. For more information, visit www.monterosatx.com

Forward-Looking Statements

This communication includes express and implied “forward-looking statements,” including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and in some cases, can be identified by terms such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained herein include, but are not limited to, statements about our QuEENT™ discovery engine and our view of its potential for the ongoing discovery and development of MGDs, including highly selective MGDs, our beliefs regarding the potential of MGDs to target previously unaddressable disease-related proteins, our expectations for our collaboration with Roche, including the discovery and development of MGDs therefrom, the acceleration of the expansion of our platform and the development of treatments across several indications, our expectations and estimates of potential future payments available under the collaboration, the advancement of our preclinical programs, pipeline and the various products therein, statements around the advancement and application of our pipeline and platform, including our lead program, MRT-2359, and statements concerning our expectations regarding our ability to nominate and the timing of our nominations of additional targets, product candidates, and development candidates, as well as our expectations of success for our programs, among others. By their nature, these statements are subject to numerous risks and uncertainties, including those risks and uncertainties set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission on March 16, 2023, and any subsequent filings, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the statements. You should not rely upon forward-looking statements as predictions of future events. Although our management believes that the expectations reflected in our statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances described in the forward-looking statements will be achieved or occur. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made and should not be construed as statements of fact. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, any future presentations, or otherwise, except as required by applicable law. Certain information contained in these materials and any statements made orally during any presentation of these materials that relate to the materials or are based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data to be reliable as of the date of these materials, we have not independently verified, and make no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of our internal estimates or research and no reliance should be made on any information or statements made in these materials relating to or based on such internal estimates and research.

Investors

Andrew Funderburk, Kendall IR

ir@monterosatx.com

Media
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media@monterosatx.com